UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

 March 23, 2015

Date of Report
(Date of earliest event reported)

SOCKET MOBILE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-13810	94-3155066
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

39700 Eureka Drive

Newark, CA 94560

(Address of principal executive offices, including zip code)

(510) 933-3000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into Material Definitive Agreements

On March 23, 2015, Socket Mobile, Inc. (the “Company”) completed a Business Financing Modification Agreement by and between the Company and Bridge Bank (the “Bank”) to extend the expiration date of a revolving credit line agreement for the domestic (U.S. based) portion of the line from February 27, 2016 to February 27, 2017. All other terms of the revolving credit line agreement remain unchanged. The foregoing description of the modification to the revolving credit line with Bridge Bank National Association does not purport to be complete and is qualified in its entirety by reference to the full text of the Business Financing Modification Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Socket Mobile, Inc. (the “Company”) reported in a Form 8-K dated March 7, 2014 its entry into a Business Financing Agreement with Bridge Bank (the “Bank”) on February 27, 2014 under which the Company may borrow up to $2.5 million, of which up to $1.5 million is based on qualified receivables from domestic (U.S. based) customers and up to $1.0 million is based on qualified receivables from international customers. The international portion of the line included certain accounts receivable guarantees from the EXIM Bank. The initial revolving credit line agreement was for a two year period ending February 27, 2016 and contained customary representations, warranties and covenants. The Company’s total borrowings under the line may not exceed 50% of the sum of cash plus qualified receivables. The line is secured by all of the Company’s assets, including intellectual property.

Item 9.01 Financial Statements and Exhibits

Exhibit No.	Description

10.1	Business Financing Modification Agreement effective March 12, 2015 and completed March 23, 2015 by and between Socket Mobile, Inc. and Bridge Bank, National Association.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOCKET MOBILE, INC.

Date: March 23, 2015	/s/ David W. Dunlap
David W. Dunlap
Vice President, Finance and Administration and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Business Financing Modification Agreement effective March 12, 2015 and completed March 23, 2015 by and between Socket Mobile, Inc. and Bridge Bank, National Association.